Exhibit 99.1


             NUTRITION 21 REPORTS FIRST QUARTER FISCAL 2005 RESULTS

COMPANY CONTINUES PUSH TOWARDS UNLOCKING THE POTENTIAL OF ITS PATENTED CHROMIUM
                                  TECHNOLOGIES

PURCHASE, N.Y., November 11, 2004 -Nutrition 21, Inc. (NASDAQ: NXXI), the leading developer and marketer of chromium-based nutritional supplements, today reported results of operations for the first fiscal quarter ended September 30, 2004.

Total revenues for the quarter increased 16% to $2.7 million as compared to $2.4 million for the same quarter in fiscal 2004. Net loss for the quarter was $1.2 million or ($0.03) per diluted share compared to a net loss of $1.0 million or ($0.03) per diluted share for the same period last year. Gross profit was $2.1 million, a 19% increase over the first quarter of fiscal 2004. At September 30, 2004 the Company reported cash and short-term investments of $3.5 million and no debt.

"Our business performed as expected during the quarter as we continue to advance towards achieving critical corporate milestones in the success of our organization" commented Gail Montgomery, President and Chief Executive Officer of Nutrition 21. "During the quarter we achieved positive trends in revenues and margins through increased ingredient sales and a higher margin mix of product sales. We also continued to execute on our plan of strategic investments in clinical research as we look to secure medical consensus for the adoption of chromium picolinate in improving metabolic health. Going forward we will continue to invest prudently in clinical research as well as healthcare communications in an effort to foster the widespread adoption of chromium picolinate usage. We believe that continued strategic investments in these areas will translate into increased future demand for our proprietary chromium-based supplements as therapeutic adjuncts to disease management and for chromium picolinate enriched food products. We also believe that these significant broad ranging applications may have very positive potential revenue implications for our organization."

COMPANY TO PRESENT NEW FINDINGS AT FIVE SCIENTIFIC MEETINGS DURING AMERICAN DIABETES MONTH:

November is American Diabetes Month. During the month of November Nutrition 21 will present new findings further confirming the effectiveness of its patented use of chromium picolinate in the improvement of insulin sensitivity. These presentations will take place at five important scientific meetings throughout the month.

Montgomery stated, "The proliferation of chromium science both within the healthcare community and in the media is expected to continue as a series of definitive studies completes. Nutrition 21's Diachrome(R) trial, which will conclude this month, is the largest US-based multi-center trial to evaluate the effect of chromium picolinate and biotin intervention (as Diachrome) on individuals with type 2 diabetes. The Company anticipates that analysis of the results will confirm the benefits already seen in an interim analysis of a small cohort of these patients. The interim results will be previewed this month at the 2nd Annual World Insulin Resistance Congress and at the North American Association for the Study of Obesity Conference. As the science unfolds, we look forward to building demand for our products among healthcare professionals and consumers."

ABOUT NUTRITION 21:

Nutrition 21 is a biosciences company dedicated to the research, development and commercialization of innovative chromium based products for improved health maintenance and for the prevention and treatment of metabolic diseases such as diabetes, insulin resistance, obesity, depression and cardiovascular disease. Nutrition 21 holds 36 patents for nutrition products, 22 of which are for chromium compounds and their uses. Nutrition 21`s Chromax(R), chromium picolinate; a form of the essential mineral chromium was developed by the USDA and is licensed to the Company. It is used as an ingredient in many nutritional supplements. More information is available at http://www.nutrition21.com. www.chromax.com, and www.diachrome.com

SAFE HARBOR PROVISION:

This press release may contain  certain  forward-looking  statements.  The words
"believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2004. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.


Contact:

Al Palombo
Cameron Associates
Investor Relations
(212) 554-5488
al@cameronassoc.com

                               NUTRITION 21, INC.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                                   (unaudited)


                                                        September 30,   June 30,
                                                            2004          2004
                                                           -------      -------
ASSETS

Current Assets

    Cash, cash equivalents and short-term investments     $ 3,543      $ 4,164
    Accounts receivable, net                                1,041        1,342
    Other receivables                                          57          257
    Inventories                                               897        1,163
    Prepaid expense and other current assets                  338          221
                                                          -------      -------
Total Current Assets                                        5,876        7,147

Property and equipment, net                                   271          314
Patents and other intangibles, net                          8,293        8,719
Other assets                                                  186          187
                                                          -------      -------
Total Assets                                              $14,626      $16,367
                                                          =======      =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
    Accounts payable and accrued expenses                 $ 3,138      $ 3,687
    Contingent payments payable                                45           47
                                                          -------      -------
Total Liabilities                                           3,183        3,734
Stockholders' Equity                                       11,443       12,633
                                                          -------      -------
Total Liabilities and Stockholders' Equity                $14,626      $16,367
                                                          =======      =======

                               NUTRITION 21, INC.
                      Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (unaudited)


                                                           Three Months Ended
                                                              September 30,
                                                          2004            2003
                                                        --------       --------

Net Sales                                               $  2,670       $  2,308
Other Revenues                                                71             50
                                                        --------       --------
Total Revenues                                             2,741          2,358

Cost of Goods Sold                                           610            563
                                                        --------       --------
Gross Profit                                               2,131          1,795
Selling, General and Administrative Expense                2,159          1,841
Research and Development Expense                             609            428
Depreciation and Amortization                                584            539
                                                        --------       --------
Operating Loss                                            (1,221)        (1,013)
Interest Expense, net                                          2             --
                                                        --------       --------
Loss before income taxes                                  (1,223)        (1,013)
Income taxes                                                   4             --
                                                        --------       --------
Net (loss)                                              $ (1,227)      $ (1,013)
                                                        ========       ========
Basic and Diluted (loss) Per Share                      $  (0.03)      $  (0.03)
                                                        ========       ========
Weighted Average Number of Common Shares-Basic and
  Diluted                                                 37,992         33,700
                                                        ========       ========